As filed with the Securities and Exchange Commission on August 4, 1999


                                                 Registration No. 333-81923

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                               Amendment No. 1 to

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                         COMPLETE WELLNESS CENTERS, INC.
             (Exact name of registrant as specified in its charter)

                     Delaware                     52-1910135
       (State of Incorporation)       (I.R.S. Employer Identification No.)


                           666 Eleventh Street, N.W.
                             Washington, D.C. 20001
                                 (202) 639-9700
          (Address and telephone number of principal executive offices)


                               Joseph Raymond Jr.
                Chairman of the Board and Chief Executive Officer
                        Complete Wellness Centers, Inc.,
                           666 Eleventh Street, N.W.
                             Washington, D.C. 20001
                                 (202) 639-9700
           (Name, address, and telephone number of agent for service)

                               ------------------

                                   Copies to:
                                Hank Gracin, Esq.
                               Lehman & Eilen LLP
                      50 Charles Lindbergh Blvd., Suite 505
                               Uniondale, NY 11553
                                 (516) 222-0888

                Approximate date of commencement of proposed sale to the public: As soon as practicable after this
                    Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
Title of each class       Amount to be      Proposed maximum          Proposed maximum           Amount of
of securities to be       registered        offering price per        aggregate offering         Registration Fee (2)
registered                                  share  (1)                price  (1)

Common stock,             587,000           $2.50                     1,467,500                  $407.97
$0.0001665
par value
=====================================================================================================================


(1) Estimated solely for the purpose of calculating the amount of the registration fee based on a per share price of $2.50, the closing price per share of our common stock on July 29, 1999.
(2)  The filing fee has been previously paid.

                         COMPLETE WELLNESS CENTERS, INC.


                         587,000 Shares of Common Stock

This prospectus relates to the public offering of up to 587,000 shares of common stock of Complete Wellness Centers, Inc. All of the shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended.

On August 3, 1999, the last reported sale price for our common stock was $1.15/16 per share. Our common stock is currently quoted on Nasdaq SmallCap Market under the symbol CMWL.


The common stock being offered in this prospectus involves a high degree of risk. See risk factors beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is August 4, 1999

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering. Any other information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities identified in this prospectus, nor does it constitute an offer to sell or a solicitation of any person any place where an offer or solicitation may not legally be made.

                              AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. As a result, we file reports, proxy and information statements with the Securities and Exchange Commission. This data with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Securities and Exchange Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. In addition, the Securities and Exchange Commission maintains a Web site at http://www.sec.gov that contains our data in reports, proxy and information statements that have been filed since we began to file electronically with the Securities and Exchange Commission in February 1997. Our common stock is quoted on the Nasdaq SmallCap Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


This prospectus does not contain all the information set forth in the registration statement on Form S-3 of which this prospectus is a part, including attached exhibits or those incorporated by reference which have been filed electronically with the Securities and Exchange Commission. Copies of the registration statement and the attached exhibits and schedules may be obtained upon payment of the required fee prescribed by the Securities and Exchange Commission, or may be examined without charge at the office of the Securities and Exchange Commission or at the Securities and Exchange Commission's web site.

                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all the information that is important to you. To understand this offer fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

This prospectus and the documents incorporated in this prospectus by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "beliefs," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.


Accordingly, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those risk factors and such other uncertainties noted herein by reference. Complete Wellness assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.



                                COMPLETE WELLNESS
                                  CENTERS, INC.
                    Offices: 666 11th Street, N.W., Suite 200
                             Washington, D.C. 20001
                            Telephone (202) 639-9700
                               Fax (202) 639-9750


                                  THE OFFERING



Common Stock Offered by Selling
Stockholders........................................   587,000 shares

Common Stock to be Offered by
the Company.........................................         0 shares

Common Stock Outstanding before
Offering (1)........................................ 3,536,755 shares

Common Stock Outstanding After
Offering ........................................... 3,536,755 shares


Use of Proceeds..................................... All of the shares offered from time to time by this
                                                     prospectus are being
                                                     offered by the selling
                                                     stockholders. Complete
                                                     Wellness Centers, Inc.
                                                     shall not receive any
                                                     proceeds from these
                                                     sales of its stock.

Risk Factors........................................ The securities offered by this Prospectus involve
                                                     a high degree of risk.
                                                     Investors should purchase
                                                     the securities offered
                                                     by this prospectus only if
                                                     they can afford to lose
                                                     their entire investment.

NASDAQ  SmallCap  Symbol............................ CMWL


------------------------
(1) Based on shares outstanding as of July 30, 1999

                                  RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment. You should carefully review and consider the following risks as well as the other information set forth in this prospectus before deciding to invest in shares of our common stock.

We do not have adequate cash reserves to meet our operating needs.

     We are currently dependent on advances from investors to meet our day to day cash needs. As a result, we must continue to identify other sources of cash immediately in order to remain in business. Failure to immediately identify other sources of cash could result in our insolvency.

We have a history of losses and may not continue to be profitable.

     We recorded our first profitable quarter in the calander quarter ended March 31, 1999. We commenced operations in January 1995 and began managing our first integrated medical center in September 1995. We have a limited operating history upon which you can judge our performance and we have experienced net losses, negative cash flow, a deficit in working capital, and an accumulated deficit each month until very recently .

Our rapid expansion may lead to financial losses.

      We have expanded from managing one integrated medical center at December 31, 1995 to 87 integrated medical centers at December 31, 1998. We have ceased operations in several of our centers since that time and now manage 73 integrated medical centers. Our future profitability will depend upon a number of factors, including:

o Our ability to develop integrated medical centers where we have agreements with chiropractors as of June 30, 1999

o Our ability in the future to identify and affiliate with a sufficient number of suitable, well-located chiropractors and their existing chiropractic practices

o Whether new integrated medical centers can be opened in conformance with our plans and schedule.

o Our ability to adequately train sufficient numbers of affiliated chiropractors and their office staff on the operation and administration of integrated medical centers and our management information system

o Our ability to attract and retain medical doctors and other traditional health care providers for employment at the integrated medical centers

o Our ability to support and manage the increased numbers of integrated medical centers effectively

o Whether anticipated performance levels at integrated medical centers will be achieved

Delays in the opening of new integrated medical centers could adversely affect our future financial condition and operating results.

We are the subject of a pending federal investigation.

         In November 1997, three of our facilities were searched by federal authorities pursuant to search warrants, and the federal authorities removed computer records and written documents. A few of our employees and certain of our subsidiaries were served with subpoenas requesting records and documents related to billing and claims coding, clinical relationships and corporate records. We believe that we could be a target in this investigation. One employee has received a target letter stating that the employee was a subject of the investigation. The investigation appears to be focused on two clinics in Virginia. No charges have yet been filed against Complete Wellness or any of our employees. However, any such charges could have a material adverse effect on our future financial position and results of operations.

We did not file on a timely basis our required notifications of sale with state securities regulators.

         We did not file on a timely basis the notifications of sale we were required to file with the state securities regulators in the seven states where we sold securities in our recent private placement. We have since filed the required notifications in all seven states. As a result of our late filings, some of our investors may have a right to rescind their purchase of our securities. If any of such investors elect to rescind their investments, we would be obligated to return to such investors the money they paid to us. If we must return money to any investors it would have a material adverse effect on our financial condition.

The government may challenge our affiliation relationships with the chiropractors.

         We believe that our affiliated chiropractor relationship does not violate applicable federal or state health care regulatory requirements. There can be no assurance, however, that health care officials will not take a contrary view and bring a claim against us under federal law. Prosecutions by federal officials could have an adverse effect on us, even if our affiliated chiropractor relationships were subsequently determined lawful.


We rely on affiliated chiropractors to generate our revenues.


         Our revenue and cash flow are dependent on the generation and collection of revenue by the integrated medical centers and the efficient management by the affiliated chiropractor. In the past, we have experienced negative results from poor management by certain chiropractors, which consequently lessen the expected revenues and profits from that specific center. If a significant number of affiliated chiropractors fail in their management duties, our financial condition and operating results would be adversely effected.


We are dependent on third party reimbursement.

         Third party reimbursement is the payment of medical or chiropractic services by anyone other than the patient, for example, the payment for services by an insurance company. Substantial amounts of our revenue from the integrated medical centers are derived from commercial health insurance, state workers' compensation programs, and other third party payors. Insurance companies are not yet totally familiar with reimbursing for traditional and alternative health care services, such as chiropractic, performed within a medical practice. Persistent disagreements of this nature could have a materially adverse effect.

Managed care contracts limit our revenues.

          We believe that our success, in part, will depend on our ability to negotiate, on behalf of the integrated medical centers, favorable managed care contracts with health maintenance organizations and other private third party payor programs. Failure to negotiate favorable contracts for our integrated medical centers will adversely affect the profitability of our integrated medical centers. Such contracts often shift much of the financial risk of providing care from the payor to the provider by requiring the provider to furnish all or a portion of its services in exchange for a fixed fee per member patient, per month, regardless of the level of use by the patient.

We are dependent on our key management personnel.


         We are dependent upon the active participation of our executive officers, particularly our Chairman and Chief Executive Officer, Joseph Raymond Jr. and our President and Chief Operating Officer, Dr. Sergio Vallejo. The loss of the services of Mr. Raymond and/or Dr. Vallejo could have a material adverse effect on us. We do not have an employment contract with Mr. Raymond or Dr. Vallejo and both are currently serving without compensation. We do not currently hold a "key-man" life insurance policy on the life of Mr. Raymond or Dr. Vallejo.


Claims for medical malpractice could adversely affect us.

         Although we do not ourselves provide such services or control the provision of health care services by the integrated medical centers' practitioners, we could nevertheless be also accused of medical negligence. We have obtained an insurance policy that provides both us and our integrated medical centers medical malpractice insurance and managed care errors and omissions insurance retroactive to the integration dates of the integrated medical centers. The policy provides coverage for $1,000,000 per claim per integrated medical center, subject to an aggregate limit of $3,000,000 per integrated medical center per year. A successful claim against us in excess of our insurance coverage could have a material adverse effect upon our business.

We could suffer criminal and monetary penalties if our healthcare providers are accused of fraud and healthcare abuse.

         Federal and state laws extensively regulate the relationships among providers of health care services. These laws include federal fraud and abuse provisions which if violated by any of our health care providers could put us at risk of severe criminal and monetary penalties. Federal fraud and abuse laws also impose restrictions on physicians' referrals for designated health services covered under Medicare or Medicaid to entities with which they have financial relationships. There can be no assurance that the federal and state governments will not consider additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, which could adversely affect the company.

Federal and state governments may determine that our medical centers are part of a franchise system.

         Franchise laws require, among other things, that a disclosure document be prepared and given to prospective franchisees. A review of our business by regulatory authorities could result in a determination that our integrated medical centers are part of a franchise system, which determination would require us to prepare and distribute a franchise disclosure document and could adversely affect our operations or require structural and organizational modifications with the integrated medical centers. We have not prepared and distributed a franchise disclosure document because we believe that integrated medical centers formed as business corporations wholly owned by us are not subject to such franchise laws. Integrated medical centers formed as physician-owned professional corporations could be subject to the franchise laws. If these laws are deemed to apply, we would be required to prepare and deliver a disclosure document to the physician that owns the professional corporation, and who might be our employee.

Our operations could be deemed to violate laws that prohibit the corporate practice of medicine.

         In states where general business corporations are permitted to own medical practices, the integrated medical centers are formed as general business corporations and are wholly-owned by us. In most states, the integrated medical centers are formed as professional corporations owned by one or more medical doctors licensed to practice medicine under applicable state law. Although we believe our operations as currently conducted are in material compliance with existing applicable laws, our structure could be challenged as constituting the unlicensed practice of medicine and the enforceability of the legal agreements underlying our structure could be limited. The inability to successfully restructure our contractual arrangements could have a material adverse effect on us.



We have instituted anti-takeover provisions and increased the authorized common and preferred stock.


         Our board of directors has the authority to issue up to 50,000,000 shares of common stock and up to 2,000,000 shares of preferred stock in one or more series and to determine the number of shares in each series, as well as the designations, preferences, rights and qualifications or restrictions of those shares without any further vote or action by the common stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that is currently issued or which may be issued in the future.

Our securities may be delisted from the Nasdaq SmallCap Market.


         On November 20, 1998, we received notice from Nasdaq that we did not meet the net asset requirements for continued Nasdaq SmallCap Market listing. We formally responded to NASDAQ's questions with a written plan designed to meet the minimum listing requirements. We received another query more recently and again responded in writing to NASDAQ with an updated plan for continued listing specifying the planned conversion of outstanding debt to equity, the private placement of Common Stock for $775,000, and the reversal of reserves in a Chapter 7 filing for a subsidiary. If our securities were to be delisted from the Nasdaq SmallCap Market, it would materially adversely affect the prices of our securities and the ability of shareholders to sell them. In addition, if our securities are delisted from the NASDAQ SmallCap Market, our shares will be subject to the NASDAQ penny stock rules. These rules and disclosure requirements would have the effect of reducing the trading activity in our stock. If our common stock becomes subject to the penny stock rules, it would be more difficult to sell shares of our common stock.

                                 INDEMNIFICATION


Our bylaws require Complete Wellness, to the fullest extent permitted or required by Delaware law, to (i) indemnify its directors and officers against any and all liabilities and (ii) advance any and all reasonable expenses incurred in any proceeding to which any such director or officer is a party or in which such director or officer is deposed or called to testify as a witness because he or she is or was a director or officer of Complete Wellness. Generally, Delaware statutory law permits indemnification of a director or officer upon a determination that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal act or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to indemnification granted in our bylaws is not exclusive of any other rights to indemnification against liabilities or advancement of expenses which a director or officer may be entitled to under any written agreement, board resolution, vote of stockholders, Delaware law or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Complete Wellness has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below, which have already been filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the securities offered by this prospectus.

     1. Our annual report on Form 10-KSB for the fiscal year ended December 31, 1998;

     2. Our quarterly report on Form 10-QSB for the quarter ended March 31, 1999;


     3. Our annual report on Form 10-KSB for the fiscal year ended December 31, 1997 and as amended on Form 10-KSB/A filed April 14, 1998 and as amended on Form 10-KSB/A filed on January 19, 1999;


     4. Our quarterly report on Form 10-QSB for the quarter ended March 31, 1998 and for June 30, 1998 and as amended on Form 10-QSB/A filed October 1, 1998 and as both individually amended on Form 10-QSB/A filed on January 19, 1999;

     5. Our quarterly report on Form 10-QSB/A for the quarter ended September 30, 1998 as amended on January 19, 1999;

     6.   Our current report on Form 8-K filed on January 16, 1998;

     7.   Our current report on Form 8-K filed on February 9, 1998;

     8.   Our current report on Form 8-K/A filed on March 12, 1998;

     9.   Our current report on Form 8-K filed on June 3, 1998;

     10.  Our current report on Form 8-K filed on July 10, 1998;

     11.  Our current report on Form 8-K filed on August 21, 1998;

     12.  Our current report on Form 8-K filed on September 21, 1998;

     13.  Our current report on Form 8-K filed on December 3, 1998;


     14. The description of our common stock contained in our registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 19, 1997;


     15.  Our proxy statement and notice of annual meeting filed on May 4, 1998;

     16. Our proxy statement and notice of special meeting of stockholders filed on July 22, 1998;

     17. Our information statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder;

     18.  Our current report on Form 8-K filed on December 30, 1998;

     19.  Our current report on Form 8-K filed on March 9, 1999;

     20.  Our current report on Form 8-K filed on March 12, 1999;


     21.  Our current report on Form 8-K filed on March 15, 1999; and


     22. Our Initial Public Offering Filing on Form SB-2/A filed on February 13, 1997 and made effective on February 19, 1997.

Any statement contained in a document incorporated by reference above shall be considered modified or superseded for purposes of this prospectus and the registration statement of which it is a part.

Upon written or oral request, we will send any documents incorporated by reference, other than exhibits to the referenced documents. Requests should be submitted in writing or by telephone at (202) 639-9700 to Michael Brigante, senior vice president, chief financial officer and secretary, Complete Wellness Centers, Inc., at the principal executive offices of the company, 666 Eleventh Street, N.W., Suite 200, Washington, D.C. 20001.


                          MARKET PRICE OF COMMON STOCK


         The following table sets forth the high and low bid prices for the common stock as reported on NASDAQ for each quarter since March 31, 1997 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.


QUARTER ENDED                  HIGH               LOW
------------------            -----              -----
March 31, 1997                $5.06              $3.25
June 30, 1997                  5.25               3.25
September 30, 1997             4.75               2.25
December 31, 1997              4.63               0.75
March 31, 1998                 3.12               1.75
June 30, 1998                  3.63               1.50
September 30, 1998             3.83               2.13
December 31, 1998              4.83               2.63
March 31, 1999                 4.06               1.75
June 30, 1999                  3.63               2.00


We have not paid any dividends on our common stock. We currently intend to retain any earnings for use in our business, and do not anticipate paying cash dividends in the foreseeable future.


As of June 30, 1999, there were approximately 738 record holders of our common stock.


                               REGISTRATION RIGHTS


         We are filing this registration statement because the purchasers of 587,000 shares of common stock, sold in a private placement, have exercised their registration rights. Pursuant to such registration rights we are obligated to use our best efforts to cause this registration statement to become effective by August 15, 1999. We are further obligated to register and qualify the shares of common stock under such state securities laws as the selling stockholders may reasonably request. We will bear the reasonable expenses of the registration and qualification of the shares under the Securities Act and state securities laws other than any underwriting discounts and commissions and the expenses of counsel for the selling stockholders.

                    USE OF PROCEEDS FROM SALE OF COMMON STOCK


         None of the proceeds from the sale of the common stock registered hereunder will accrue to Complete Wellness. Through private placement, Complete Wellness has obtained $587,000 of financing from the sale of 587,000 shares of Common Stock at a price of $1.00 per share, exclusive of fees and other expenses related to this sale. We intend to apply the net proceeds of this sale of Common Stock for working capital purposes.

                              SELLING STOCKHOLDERS


The following table sets forth the number of shares of unregistered common stock owned by each of the selling stockholders. None of the selling stockholders has had any material relationship with us within the past three years other than as a result of the ownership of the resale shares or other securities of ours. Because the selling stockholders may offer all or some of the resale shares which they hold pursuant to the offering contemplated by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the resale shares, no estimate can be given as to the amount of resale shares that will be held by the selling stockholders after completion of this offering. The resale shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

The percentage of ownership after the offering is calculated by dividing the number of shares owned by each individual stockholder prior to this offering by 3,536,755 total shares that will be outstanding after this offering. This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.


                                 Number of                     Number of
                                 Shares of       Number of     Shares of
                                 Common Stock    Shares of     Common Stock    Percentage
                                 Beneficially    Common        Beneficially    Ownership
Names and Addresses              Owned Prior     Stock Being   Owned After     After
Of Selling Stockholders          to Offering     Offered       Offering        Offering
------------------------         ------------    -----------   ------------    -----------
Paul Welch (1)
 51 Oxford Road                     50,000           50,000        0              0.0%
 Longmeadow, Mass 01106

William J Koopman (1)
 327 McHone Road                    25,000           25,000        0              0.0%
 Spruce Pine, NC 28777

Timothy Miller (1)
 10191 Ashbrooke Ct                 15,000           15,000        0              0.0%
 Suite D
 Oakton, VA 22124

Jan O. Miller (1)
 0525 Providence Way                10,000           10,000        0              0.0%
 Fairfax, VA 22030

Maria L. Tafaro (1)
 201 East 21st Street               10,000           10,000        0              0.0%
 Apt. 8J
 New York, NY 10010

Fredrick Johnson (1)
 RT. 3 Box 158 E                    25,000           25,000        0              0.0%
 Marshfield, MO 65706-9435

Gary Anderson (1)
 PO Box 7880                        50,000           50,000        0              0.0%
 San Francisco, CA 94120

Structure Management, Inc. (1)
 500 Craig Road, Suite 201         125,000          125,000        0              0.0%
 Manalapan, NJ 07726

Transworld Management Services,
 Inc.  (1)                         125,000          125,000        0              0.0%
 500 Craig Road, Suite 201
 Manalapan, NJ 07726

Norman Goldstein (1)               152,000          152,000        0              0.0%
 21 Nelson Avenue
 Hicksville, NY 11801

TOTAL                              587,000          587,000        0              0.0%



* Less than one percent


(1) Such shares of Common Stock were sold to such investor pursuant to a private placement of the Common Stock of Complete Wellness.

This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Complete Wellness.

                              PLAN OF DISTRIBUTION


The shares of common stock offered in this prospectus may be sold by the selling stockholders from time to time in transactions in the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the resale shares may be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


We have advised the selling stockholders that, during such time as they may be engaged in a distribution of the shares of common stock included in this prospectus, they must comply with the applicable provisions of Regulation M under the Securities Exchange Act of 1934 and in connection therewith, the selling stockholders may not engage in any stabilization activity in connection with any securities of ours, that they must furnish copies of this prospectus to each broker-dealer through which the shares of common stock included in this prospectus may be offered, and that they may not bid for or purchase any securities of ours or attempt to induce any person to purchase any securities of ours except as permitted under Regulation M. The selling stockholders have also agreed to inform us and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

We have agreed to pay all fees and expenses incident to the filing of this registration statement other than underwriting discounts, commissions and fees and disbursements of counsel for the selling stockholders.

                            DESCRIPTION OF SECURITIES


         As of the date of this Prospectus, there are approximately 738 holders of record of Complete Wellness' common stock. We are currently authorized to issue 50,000,000 shares of our common stock, par value $.0001665 per share, and 2,000,000 shares of our preferred stock, par value $0.01 per share. As of the date of this Prospectus, Complete Wellness has 3,536,755 shares of its common stock, and 115,239 shares of its preferred stock, issued and outstanding. There are also warrants to purchase an additional 218,000 shares of our common stock issued and outstanding.


COMMON STOCK

         Each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by shareholders. The holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor and, in the event of liquidation, dissolution or winding-up of Complete Wellness, to share ratably in all assets available for distribution, subject to the rights of the holders of any preferred stock as described below.

         Upon the liquidation, dissolution or winding up of Complete Wellness, the holders of shares of common stock would be entitled to share pro rata in the distribution of all of Complete Wellness's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or conversion rights. All shares of common stock outstanding as of the date of this prospectus are fully paid and are not subject to further calls or assessments by the company. There are no redemption or sinking fund provisions applicable to the common stock.


PREFERRED STOCK

         Our Certificate of Incorporation, as amended, authorize the issuance of up to 2,000,000 shares of preferred stock. The board of directors is authorized, without further shareholder action, to issue such shares in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series. If such preferred stock is issued, it will rank senior to our common stock in respect of rights to receive dividends and to participate in distributions or payments in the event of an liquidation, dissolution or winding up of Complete Wellness. The issuance of preferred stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting stock of Complete Wellness or other change in control of Complete Wellness without further action by the shareholders, and may adversely affect the voting and other rights of the holders of the common stock, including the loss of voting control to others. The board of directors does not at present intend to seek shareholder approval prior to issuing any such preferred stock, unless required to do so by law.


In December, 1997 and January, 1998, we issued to Wexford Spectrum Investors LLC and Imprimis Investors LLC a total of 100,000 shares of our Senior Convertible Preferred Stock in receipt of a $5,000,000 investment in Complete Wellness. The terms, provisions, rights and preferences of the Senior Convertible Preferred Stock are more fully described in our Annual Report on From 10-KSB filed April 14, 1998 for the fiscal year ended December 31, 1997 as amended on Form 10-KSB/A filed on January 19, 1999.



                                 DIVIDEND POLICY

We have not paid any cash or other dividends on our common stock since our inception and do not anticipate paying any such dividends in the foreseeable future. We intend to retain any earnings for use in our operations and to finance the expansion of its business.


                                  LEGAL MATTERS


The validity of the securities offered hereby will be passed upon for us by Lehman & Eilen LLP.


                                     EXPERTS


Our consolidated financial statements appearing in our Annual Report on Form 10-KSB for the year ended December 31, 1998 were audited by Amper, Politziner & Mattia P.A., as set forth in its report and included with that filing and incorporated in this prospectus by reference. Such financial statements have been incorporated in this prospectus by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB/A for the year ended December 31, 1997, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our 1997 financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                               Table of Contents



1.       AVAILABLE INFORMATION                                         4
2.       PROSPECTUS SUMMARY                                            5
3.       THE OFFERING                                                  5
4.       RISK FACTORS                                                  6
5.       INDEMNIFICATION                                               10
6.       INFORMATION INCORPORATED BY REFERENCE                         11
7.       MARKET PRICE OF COMMON STOCK                                  12
8.       REGISTRATION RIGHTS                                           12
9.       USE OF PROCEEDS                                               13
10.      SELLING STOCKHOLDERS                                          14
12.      PLAN OF DISTRIBUTION                                          18
13.      DESCRIPTION OF SECURITIES                                     18
14.      DIVIDEND POLICY                                               19
15.      LEGAL MATTERS                                                 19
16.      EXPERTS                                                       19

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:


SEC registration fee ....................................     $    1,286.00
  Legal expenses ........................................          5,000.00
  Accounting fees and expenses ..........................          7,500.00
  Miscellaneous .........................................          1,214.00
Total ...................................................     $   15,000.00



Item 15. Indemnification of directors and officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.
Article VII of our bylaws provides for mandatory indemnification of its directors and permissible indemnification of its officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with our officers and directors which are intended to provide the our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section XII B of the investor rights agreement contained in Exhibit 4.3 incorporated by reference in this prospectus, which contains provisions indemnifying officers and directors of ours against certain liabilities. Reference is also made to the underwriting agreements entered into in connection with our initial public offering indemnifying officers and directors of ours and other persons against certain liabilities, including those arising under the Securities Act of 1933.

Item 16.  Exhibits and financial statement schedules

Exhibit Number                        Description
--------------                       -------------


4.1 Form of common stock certificate (1)

5.1  Opinion of Lehman & Eilen LLP (2)

23.1 Consent of Ernst & Young LLP, Independent Accountants. (2)

23.2 Consent of Amper, Politziner & Mattia P.A., Independent Accountants (2)

23.3 Consent of Lehman & Eilen LLP (included in Exhibit 5.1). (2)

24.1 Power of Attorney (see page II-5).


---------------------

(1) Incorporated by reference to identically numbered exhibits included in our registration statement on Form SB-2 (File No. 333-18291) declared effective with the Securities and Exchange Commission on February 19, 1997.


(2)  Filed herewith.


Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours pursuant to the Delaware General Corporation Law, the certificate of incorporation or the bylaws of ours, indemnification agreements entered into between us and our officers and directors, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule
              424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum
              aggregate offering price set forth in the calculation   of
              registration fee table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in this prospectus, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Park, State of Florida on this 3rd day of August, 1999.



                              COMPLETE WELLNESS CENTERS, INC.

                              By:    /s/ Joseph Raymond Jr.
                                     ----------------------------
                                     (Joseph Raymond Jr.)
                                     Chairman of the Board and
                                     Chief Executive Officer

POWER OF ATTORNEY


      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Raymond Jr. and Sergio Vallejo, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement, including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.


     Witness our hands on the date set forth below.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                    Title                                 Date
---------                                   --------                              -------


/s/ Joseph J. Raymond Jr.           Chairman of the Board                       August 3, 1999
----------------------------          and Chief Executive Officer
  (Joseph J. Raymond Jr.)             (Principal Executive Officer)

/s/ Sergio Vallejo                  President and Chief Operating               August 3, 1999
----------------------------          Officer, Director
   (Sergio Vallejo)

/s/ E. Eugene Sharer                Director                                    August 3, 1999
----------------------------
 (E. Eugene Sharer)

/s/ Michael Brigante                Chief Financial Officer                     August 3, 1999
----------------------------          (Principal Accounting and
  (Michael Brigante)                  Financial Officer)

/s/ Jack Pawlowski                  Director                                    August 3, 1999
----------------------------
  (Jack Pawlowski)


/s/ Dr. Eric Kaplan                 Director                                    August 3, 1999
----------------------------
  (Dr. Eric Kaplan)



COMPLETE WELLNESS CENTERS, INC.

Index  to Exhibits

Exhibit           Description


4.1   Form of common stock certificate (1)

5.1   Opinion of Lehman & Eilen LLP (2)

23.1  Consent of Ernst & Young, L.L.P., Independent Accountants. (2)

23.2  Consent of Amper, Politziner & Mattia P.A., Independent Accountants. (2)

23.3  Consent of Lehman & Eilen LLP (included in Exhibit 5.1). (2)

24.1  Power of Attorney (see page II-5).


---------------------

(1) Incorporated by reference to identically numbered exhibits included in our registration statement on Form SB-2 (File No. 333-18291) declared effective with the Securities and Exchange Commission on February 19, 1997.


(2)  Filed herewith.